ADDENDUM TO THE PROXY STATEMENT
                                 FOR
                       OCEAN EXPRESS LINES, INC.
                          CHANGING THE DATE
                                OF THE
                         SHAREHOLDERS' MEETING


Dear Shareholder:

     Enclosed please find revised financials for Media Fusion, Inc. and revised pro forma financials for Ocean Express Lines, Inc. which replace the versions included in the proxy statement that was previously mailed to you.

     Please be advised that the shareholders' meeting scheduled for February 3, 2003 has been adjourned and rescheduled for February 11, 2003 and will be held at 2400 Chase Square, Rochester, New York 14604, at 8:00 a.m. Eastern Standard Time.

        Your vote is very important. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return your proxy prior to the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

                  Sincerely,

                  /s/ Geoff Williams


                  Chief Executive Officer and President